Exhibit 99.1
Bronco Drilling Company, Inc. Names New Officers

OKLAHOMA CITY, December 23, 2009 (BUSINESS WIRE)—Bronco Drilling Company, Inc. (Nasdaq/GS:BRNC) is pleased to announce the election and appointment of the following officers of the Company.

Zac Graves has been named Executive Vice President of Operations of the Company effective on or about January 6, 2010.  Mr. Graves has served as our Chief Financial Officer, Secretary and Treasurer since 2005. He served previously as our Controller and the Controller of Gulfport Energy Corporation, a publicly traded exploration and production company. Prior to joining our company, Mr. Graves served as an accountant with KPMG LLP. He received a Bachelor of Business Administration degree in Accounting from the University of Oklahoma and is a licensed Certified Public Accountant.

Matt Porter has been named Chief Financial Officer, Treasurer and Secretary of the Company effective on or about January 6, 2010. Mr. Porter has served as Vice President of Corporate Finance for the Company.  Prior to joining the Company, Mr. Porter worked as Vice President and senior portfolio manager responsible for the investment of a $250 million portfolio of private and public equity securities. Mr. Porter began his career as a credit analyst in the commercial lending department of a $20 billion commercial bank. Mr. Porter received a Bachelors of Business Administration degree from the University of Oklahoma and later a Masters of Business Administration with an emphasis in finance, from the Price College of Business at the University of Oklahoma.  He is a CFA Charterholder and past President of the CFA Society of Oklahoma.

Frank Harrison, Chairman and Chief Executive Officer stated, “We are pleased to announce these appointments. Zac has done an outstanding job serving as the Chief Financial Officer of the company for nearly five years and has built a strong finance and accounting team of which Matt has been an integral part. These appointments allow us to place our most capable people in critical positions to advance the strategic vision of the company and deliver value to our shareholders.”

About Bronco Drilling

Bronco Drilling Company, Inc. is a publicly held company headquartered in Edmond, Oklahoma, and is a provider of contract land drilling and workover services to oil and natural gas exploration and production companies. Bronco's common stock is quoted on The NASDAQ Global Select Market under the symbol “BRNC”. For more information about Bronco Drilling Company, Inc., visit www.broncodrill.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this release and information disclosed that are forward-looking statements within the meaning of of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with Bronco’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available free of charge on the SEC’s website at www.sec.gov.  Bronco cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact:
Bob Jarvis
Investor Relations
Bronco Drilling Company
(405) 242-4444 EXT: 102
bjarvis@broncodrill.com